Exhibit 99.1
October 23, 2019

Echo Global Logistics Reports Third Quarter 2019 Results
CHICAGO, Oct. 23, 2019 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended September 30, 2019.
"Our teams performed well this quarter in what continues to be a softer freight market," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "We again grew truckload ("TL") contract freight and less than truckload ("LTL") volumes, while also reducing our selling, general and administrative costs this quarter both sequentially and on a year over year basis."

Third Quarter 2019 Highlights
•Revenue decreased 12.9% to $561.4 million from the third quarter of 2018; Net revenue(1) decreased 12.8% to $97.0 million from the third quarter of 2018
•LTL revenue increased 0.8% from the third quarter of 2018
•Managed Transportation revenue decreased 4.7% to $128.1 million and Transactional revenue decreased 15.1% to $433.3 million from the third quarter of 2018
•Net revenue margin(1) increased to 17.3% in the third quarter of 2019 from 17.2% in the third quarter of 2018
•Net income decreased to $4.8 million, compared to $9.4 million in the third quarter of 2018
•Fully diluted EPS decreased to $0.18 in the third quarter of 2019; non-GAAP fully diluted EPS(1) decreased to $0.39 in the third quarter of 2019
•Adjusted EBITDA(1) declined 22.5% to $21.8 million, compared to $28.2 million in the third quarter of 2018
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(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this release.

Summarized financial results and select operating metrics are as follows:

	Three Months Ended September 30,
Dollars in millions, except per share data	2019	2018	% change
	(unaudited)
Transactional revenue	$433.3	$510.3	(15.1)%
Managed Transportation revenue	128.1	134.5	(4.7)%
Revenue	561.4	644.8	(12.9)%

Transportation costs	464.5	533.6	(13.0)%
Net revenue(1)	97.0	111.2	(12.8)%

Commission expense	29.1	33.2	(12.4)%
Change in contingent consideration	0.1	0.1	6.7%
Acquisition-related transaction costs	—	0.3	(100.0)%
Stock compensation expense	2.5	2.4	7.6%
Other selling, general and administrative	46.1	49.9	(7.6)%
Selling, general and administrative expenses	77.7	85.7	(9.3)%

Depreciation	6.8	6.0	14.0%
Amortization	2.8	3.3	(14.4)%
Depreciation and amortization	9.6	9.2	3.9%

Income from operations	9.7	16.3	(40.6)%

Cash interest expense	1.3	1.6	(22.6)%
Non-cash interest expense	1.6	2.2	(27.5)%
Interest expense	2.8	3.8	(25.4)%
Income before provision for income taxes	6.8	12.5	(45.3)%
Income tax expense	(2.0)	(3.1)	(35.8)%
Net income	$4.8	$9.4	(48.4)%

Fully diluted EPS	$0.18	$0.33	(45.0)%
Diluted shares	26.5	28.2
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this release.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended September 30,
Dollars in millions, except per share data	2019	2018	% change
	(unaudited)
Revenue	$561.4	$644.8	(12.9)%
Transportation costs	464.5	533.6	(13.0)%
Net revenue(1)	$97.0	$111.2	(12.8)%

Net income	$4.8	$9.4	(48.4)%
Depreciation	6.8	6.0	14.0%
Amortization	2.8	3.3	(14.4)%
Non-cash interest expense	1.6	2.2	(27.5)%
Cash interest expense	1.3	1.6	(22.6)%
Income tax expense	2.0	3.1	(35.8)%
EBITDA(1)	$19.3	$25.5	(24.5)%
Acquisition-related transaction costs	—	0.3	(100.0)%
Change in contingent consideration	0.1	0.1	6.7%
Stock compensation expense	2.5	2.4	7.6%
Adjusted EBITDA(1)	$21.8	$28.2	(22.5)%

Fully diluted EPS	$0.18	$0.33	(45.0)%
Change in contingent consideration	0.00	0.00	13.6%
Amortization	0.11	0.12	(8.8)%
Acquisition-related transaction costs	—	0.01	(100.0)%
Non-cash interest expense	0.06	0.08	(22.8)%
Stock compensation expense	0.10	0.08	14.6%
Tax effect of adjustments	(0.05)	(0.07)	(25.9)%
Non-GAAP fully diluted EPS(1)	$0.39	$0.55	(28.5)%

Operating Metrics
Net revenue margin(1)	17.3%	17.2%	3	bps
Total employees	2,603	2,651	(1.8)%
Sales employees and agents	1,741	1,761	(1.1)%
TL revenue %	65.7%	69.1%	(344)	bps
LTL revenue %	29.9%	25.8%	407	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this release for the definition and a discussion of each Non-GAAP financial measure.

2019 Fourth Quarter and Full Year Guidance
"We expect revenue for the fourth quarter to be between $500 million and $540 million and we are updating our full year 2019 revenue guidance to be in the range of $2.155 billion to $2.195 billion, unchanged from our previous guidance at the midpoint," said Kyle Sauers, Chief Financial Officer at Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on October 23, 2019 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 5492216. The audio replay will be available through October 30, 2019.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, net revenue margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. Net revenue margin is calculated as net revenue (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of acquisition-related transactions costs, changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, acquisition-related transactions costs, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, net revenue margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the SEC.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$561,441	$644,821	$1,653,300	$1,856,723

Costs and expenses:
Transportation costs	464,460	533,601	1,356,949	1,538,791
Selling, general and administrative expenses	77,722	85,709	238,055	250,871
Depreciation and amortization	9,594	9,230	28,855	27,168
Income from operations	9,665	16,281	29,441	39,893
Interest expense	(2,821)	(3,780)	(9,789)	(11,284)
Income before provision for income taxes	6,844	12,501	19,652	28,609
Income tax expense	(2,001)	(3,118)	(6,245)	(6,821)
Net income	$4,843	$9,383	$13,407	$21,788

Basic earnings per share	$0.18	$0.34	$0.50	$0.79
Diluted earnings per share	$0.18	$0.33	$0.50	$0.78

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
In thousands	(unaudited)
Cash and cash equivalents	$26,418	$40,281
Accounts receivable, net of allowance for doubtful accounts	314,785	337,426
Other current assets	12,657	16,025
Total noncurrent assets	493,407	484,593
Total assets	$847,266	$878,325

Accounts payable	$210,851	$216,280
Other current liabilities	44,049	50,627
Convertible notes, net	154,828	183,168
Other noncurrent liabilities	54,489	38,319
Stockholders’ equity	383,049	389,932
Total liabilities and stockholders’ equity	$847,266	$878,325
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2019	2018
In thousands	(unaudited)
Net cash provided by operating activities	$68,298	$63,009
Net cash used in investing activities	(18,887)	(27,220)
Net cash (used in) provided by financing activities	(63,275)	1,239
(Decrease) Increase in cash and cash equivalents	(13,863)	37,028
Cash and cash equivalents, beginning of period	40,281	23,515
Cash and cash equivalents, end of period	$26,418	$60,542
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695
Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132